EXHIBIT 99.1

NEUROBIOLOGICAL TECHNOLOGIES ANNOUNCES VIPRINEX DOES NOT PASS
INTERIM FUTILITY ANALYSIS
Further Enrollment in Viprinex Clinical Studies to be Terminated

EMERYVILLE, CA, December 17, 2008 - Neurobiological Technologies, Inc. (NTI®) (NASDAQ: NTII) today announced that an independent Data Safety Monitoring Board (DSMB) has determined that the current clinical trials of Viprinex™ for the treatment of acute ischemic stroke are unlikely to show benefit. As a result, the company has terminated further enrollment in the trials. NTI will obtain and analyze the data before evaluating the potential for any future development of Viprinex. The interim analysis conducted by the DSMB evaluated stroke patients’ outcome 90 days following an acute ischemic stroke, comparing treatment with Viprinex to treatment with placebo. The DSMB determined that there was no clinically meaningful difference in outcome between the two treatment groups as measured on the modified Rankin scale of disability, the primary endpoint of the study.

“We are deeply disappointed that Viprinex did not improve overall patient outcomes in our clinical study,” said Paul E. Freiman, president and chief executive officer. “This news is a significant set-back for our clinical program. Once we obtain the data and we have analyzed the results from this study, which we expect to occur in early 2009, we will determine whether we will pursue any further development of Viprinex. In the meantime, we are implementing plans we have developed to reduce our expenses, which will likely result in a significant reduction in our overall headcount if we determine that future development of Viprinex is not warranted.”

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc., (Nasdaq: NTII) is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The Company’s most advanced product candidate, Viprinex™ (ancrod), has been studied in Phase 3 clinical trials for evaluation as a new drug to treat acute ischemic stroke; the future development of Viprinex is under consideration. NTI also has early-stage development programs for Alzheimer’s and Huntington’s diseases and rights to receive payments on an approved drug for Alzheimer’s disease and an investigational drug in Phase 3 trials for brain swelling.

SOURCE:	Neurobiological Technologies, Inc. www.ntii.com

CONTACT:	Matthew M. Loar, CFO 510-595-6000